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                                                    Exhibit 4(k)


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                         PLEDGE AGREEMENT

                              among

                           SALOMON INC,

                      THE BANK OF NEW YORK,

                       as Collateral Agent

                               and

                          CHEMICAL BANK,

                          as Unit Agent



                     Dated as of June   , 1996


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           PLEDGE AGREEMENT dated as of June , 1996 (this
"Agreement") among Salomon Inc, a Delaware corporation (the "Company"), The Bank of New York, a New York banking corporation, as collateral agent (in such capacity, together with its successors in such capacity, the "Collateral Agent"), and Chemical Bank, a New York banking corporation, as unit agent and as attorney-in-fact of the Holders (as defined below) from time to time (in such capacity, together with its successors in such capacity, the "Unit Agent") under the Unit Agreement (as defined below).

           WHEREAS, the Company and the Unit Agent are parties to the Unit Agreement dated as of the date hereof (as modified and supplemented and in effect from time to time, the "Unit
Agreement"), pursuant to which there will be issued % Trust
Preferred StockSM (TRUPSSM) Units (the "Units");

           WHEREAS, each Unit will consist of (i) a % Preferred Security (a "Preferred Security") issued by SI Financing Trust I (the "Trust"), having a stated liquidation amount equal to $25 (the "Stated Amount") and (ii) a related contract (a "Purchase Contract") requiring the purchase on
          , 2021 (or earlier) of one Depositary Share (a "Depositary Share") representing a one-twentieth interest in a share of % Cumulative Preferred Stock, Series F, liquidation preference $500 per share, of the Company at a purchase price of $25 per Depositary Share; and

           WHEREAS, pursuant to the terms of the Unit Agreement and the Purchase Contracts, the Holders from time to time have irrevocably authorized the Unit Agent, as attorney-in-fact of such Holders, to execute and deliver this Agreement on behalf of such Holders and to grant the pledge provided hereby of the Preferred Securities constituting part of such Units and any Eligible Collateral (as defined below) delivered in exchange therefor as security for such Holders' obligations under the related Purchase Contracts.

           NOW, THEREFORE, the Company, the Collateral Agent and the Unit Agent, on its own behalf and as attorney-in-fact of the Holders from time to time, agree as follows:

                            ARTICLE I

                           DEFINITIONS

           SECTION 1.01.  Definitions.  For all purposes of this
Agreement, except as otherwise expressly provided or unless the context otherwise requires:

           (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural


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as well as the singular;

           (b) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

           (c) the following terms have the meanings assigned to them in the Unit Agreement: (i) Act, (ii) Board Resolution, (iii) Cash Settlement, (iv) Certificate, (v) Collateral Settlement,
(vi) Delayed Purchase Date, (vii) Depositary Receipt, (viii) Early Purchase Date, (ix) Opinion of Counsel, (x) Outstanding,
(xi) Purchase Date, (xii) Purchase Price, (xiii) Repayment Price,
(xiv) Stated Purchase Date, (xv) Subordinated Debt Securities,
(xvi) Termination Event and (xvii) Unitholder; and

           (d) the following terms have the meanings assigned to them in the Declaration: (i) Investment Company Event, (ii)
Liquidation Distribution, (iii) Optional Distribution, (iv)
Property Trustee and (v) Tax Event.

           "Agreement" means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

           "Applicable Treasury Regulations" means Subpart O--Book-Entry Procedure of Title 31 of the Code of Federal Regulations
(31 CFR ss. 306.115 et seq.) and any other regulations of the United States Treasury Department from time to time applicable to the transfer or pledge of book-entry U.S. Treasury Securities.

           "Business Day" means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to be closed.

           "Cash" means (i) any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts and (ii) immediately available federal funds deposited in a trust account for the sole and exclusive benefit of the Collateral Agent maintained with The Bank of New York (or any successor Collateral Agent) in its commercial banking capacity, which funds are on deposit at the Federal Reserve Bank of New York.

           "Code" has the meaning set forth in Section 6.01 hereof.

           "Collateral" has the meaning specified in Section 2.01 hereof.


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           "Collateral Agent" has the meaning specified in the
first paragraph of this instrument.

           "Company" means the Person named as the "Company" in the first paragraph of this instrument until a successor shall have become such, and thereafter "Company" shall mean such successor.

           "Declaration" means the Amended and Restated
Declaration of Trust of the Trust, dated as of the date hereof, among the Company, as sponsor, the trustees named therein and the holders from time to time of undivided beneficial interests in the assets of the Trust.

           "Depositary Share" has the meaning specified in the recitals to this Agreement.

           "Eligible Collateral" means (i) Cash and/or (ii) U.S.
Treasury Securities with a maturity at the time of determination of 30 days or less.

           "Extension Period" has the meaning specified in Section
6.02(c) hereof.

           "Holder" means a Unitholder or registered holder of a separated Purchase Contract.

           "Intermediary" means an entity that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

           "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

           "Pledge" has the meaning specified in Section 2.01 hereof.

           "Pledged Eligible Collateral" has the meaning specified in Section 2.01 hereof.

           "Pledged Preferred Securities" has the meaning specified in Section 2.01 hereof.

           "Preferred Security" has the meaning specified in the recitals to this Agreement.

           "Purchase Contract" has the meaning specified in the recitals to this Agreement.


           "Put Default" has the meaning specified in Section

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6.02(c) hereof.

           "Stated Amount" has the meaning specified in the recitals to this Agreement.

           "Transfer" means, with respect to the Collateral and in accordance with the instructions of the Collateral Agent, the Unit Agent or the Holder of a separated Purchase Contract, as applicable:

           (i) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts of the relevant party;

           (ii) in the case of Collateral which cannot be delivered by book-entry or which the parties agree is to be delivered in physical form, delivery in appropriate physical form to the recipient accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

           (iii) in the case of Collateral that is maintained in the form of entries on the records of a Federal Reserve Bank or that is held through a clearing corporation (as defined in the Code) or its nominee, by (A) causing such Collateral to be credited to a book-entry securities account of the recipient or an Intermediary and (B) causing such Intermediary, if any, (i) to send to the recipient confirmation of the transfer of the relevant interest in such Collateral to the recipient and (ii) to identify by book-entry or otherwise such Collateral as subject to the relevant security interest in favor of the recipient, or causing such Collateral to be transferred to the recipient in such other manner as the recipient may reasonably request; and

           (iv) in the case of other Collateral which can be delivered by book entry, taking similar steps to those specified in sub-paragraph (iii) above as are appropriate to ensure transfer.


           "Trust" has the meaning specified in the recitals to this Agreement.

           "Unit" has the meaning specified in the recitals to

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this Agreement.

           "Unit Agent" has the meaning specified in the first paragraph of this instrument.

           "Unit Agreement" has the meaning specified in the recitals to this Agreement.

           "Value," with respect to any item of Collateral on any date means, as to (i) a Preferred Security, the Stated Amount,
(ii) Cash, the face amount thereof and (iii) U.S. Treasury
Securities, the aggregate principal amount thereof at maturity.

                            ARTICLE II

                              PLEDGE

           SECTION 2.01. The Pledge. The Holders from time to time acting through the Unit Agent, as their attorney-in-fact, hereby pledge and grant to the Collateral Agent, for the benefit of the Company, as collateral security for the performance when due by such Holders of their respective obligations under the related Purchase Contracts, a security interest in all of the right, title and interest of such Holders in the Preferred Securities constituting a part of the Units and all proceeds thereof (including any proceeds from the redemption or repayment of the Preferred Securities by the Trust) and any Eligible Collateral delivered in exchange therefor, in each case that have been Transferred to or received by the Collateral Agent and not released by the Collateral Agent to such Holders under the provisions of this Agreement (the "Collateral"). Prior to or concurrently with the execution and delivery of this Agreement, the Unit Agent, on behalf of the initial Unitholders, shall cause the Preferred Securities to be delivered to the Collateral Agent by book-entry transfer through the facilities of The Depository Trust Company to the account of the Collateral Agent designated by it for such purpose. In the event a Unitholder so elects, such Unitholder may Transfer Eligible Collateral to the Collateral Agent in exchange for the release by the Collateral Agent of a Preferred Security to the Unit Agent on behalf of such Unitholder. Eligible Collateral consisting of U.S. Treasury Securities shall be Transferred to the Collateral Agent by book-entry transfer to the account of the Collateral Agent or its Intermediary with the Federal Reserve Bank of New York in accordance with the Applicable Treasury Regulations. The execution and delivery hereof by the Unit Agent and the

Collateral Agent shall constitute (i) the notification to the Collateral Agent (as bailee or otherwise) of the Pledge and (ii) an acknowledgment by the Collateral Agent (as third party in possession or otherwise) (A) of the Pledge and (B) of its holding of the Collateral subject to the Pledge, in each case, for purposes of perfecting the Pledge under applicable law or

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Applicable Treasury Regulations, including, to the extent
applicable, the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction. The pledge provided in this
Section 2.01 is herein referred to as the "Pledge" and the Preferred Securities or Eligible Collateral subject to the Pledge, excluding any Preferred Securities or Eligible Collateral released from the Pledge as provided in Article IV hereof, are hereinafter referred to as the "Pledged Preferred Securities" or the "Pledged Eligible Collateral," respectively. Subject to the Pledge, the Holders from time to time shall have full beneficial ownership of the Collateral.

                           ARTICLE III

                  DISTRIBUTIONS AND REINVESTMENT

           SECTION 3.01. Distributions on Collateral and Reinvestment of Eligible Collateral. (a) All payments of the Stated Amount of, or cash distributions on, any Pledged Preferred Securities and all payments of the principal of, or interest on, any Pledged Eligible Collateral received by the Collateral Agent shall be paid by the Collateral Agent by wire transfer in same day funds:

           (i) in the case of (A) cash distributions with respect to Pledged Preferred Securities and (B) any payments of the Stated Amount with respect to any Preferred Securities that have been released from the Pledge pursuant to Article IV hereof, to the Unit Agent, for the benefit of the relevant Unitholders, to the account designated by the Unit Agent for such purpose no later than 2:00 p.m., New York City time, on the Business Day such payment is received by the Collateral Agent (provided that in the event such payment is received by the Collateral Agent on a day that is not a Business Day or after 12:30 p.m., New York City time, on a Business Day, then such payment shall be made no later than 10:30 a.m., New York City time, on the next succeeding Business Day);

           (ii) in the case of (A) interest payments with respect to Pledged Eligible Collateral and (B) any principal payments with respect to any Eligible Collateral that has been released from the Pledge pursuant to Article IV hereof, to the Holders of the related separated Purchase

      Contracts to the accounts designated by them in writing for such purpose no later than 2:00 p.m., New York City time, on the Business Day such payment is received by the Collateral Agent (provided that in the event such payment is received by the Collateral Agent on a day that is not a Business Day or after 12:30 p.m., New York City time, on a Business Day, then such payment shall be made no later than 10:30 a.m., New York City time, on the next succeeding Business Day); and

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           (iii) in the case of payments of the Stated Amount of
      any Pledged Preferred Securities or the principal of any Pledged Eligible Collateral (other than as provided in Section 3.01(b) hereof), to the Company on the relevant Payment Date in accordance with the procedure set forth in
      Section 6.02(a) or 6.02(b) hereof, in full satisfaction of the respective obligations of the Holders under the related Purchase Contracts.

All payments received by the Unit Agent as provided herein shall be applied by the Unit Agent pursuant to the provisions of the Unit Agreement. If, notwithstanding the foregoing, the Unit Agent shall receive any payments of the Stated Amount on account of any Preferred Security that, at the time of such payment, is a Pledged Preferred Security or a Holder of a separated Purchase Contract shall receive any payments of principal on account of any Eligible Collateral that, at the time of such payment, is Pledged Eligible Collateral, the Unit Agent or such Holder shall hold the same as trustee of an express trust for the benefit of the Company (and promptly deliver over to the Company) for application to the obligations of the Holders under the related Purchase Contracts, and the Holders shall acquire no right, title or interest in any such payments of Stated Amount or principal so received.

           (b) Notwithstanding anything to the contrary in
Section 3.01(a), until the settlement or termination of the related Purchase Contracts or the reestablishment of Units consisting of such Purchase Contracts and Preferred Securities, the Collateral Agent shall reinvest the full amount of the proceeds of any maturing Pledged Eligible Collateral in Eligible Collateral maturing on or before the Purchase Date in accordance with the specific instructions furnished in writing to the Collateral Agent by the Holder of the related Purchase Contracts at least one Business Day in advance. In the absence of any instructions from a Holder, the Collateral Agent shall reinvest the full amount of the proceeds, to the extent practicable, in the same type or types of Eligible Collateral originally deposited with the Collateral Agent by such Holder.

                            ARTICLE IV


        SEPARATION OF PREFERRED SECURITIES, REESTABLISHMENT

                OF UNITS AND RELEASE OF COLLATERAL

           SECTION 4.01. Separation of Preferred Securities. On or prior to the 32nd day immediately preceding the Purchase Date, a Unitholder shall have the right to separate Preferred Securities from the related Purchase Contracts in integral multiples of 400 Units by (a) Transferring to the Collateral Agent Eligible Collateral having a Value equal to the Stated

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Amount of the Preferred Securities and (b) delivering the related
Units to the Unit Agent, accompanied by a notice to the Unit
Agent stating that the Unitholder has Transferred Eligible Collateral to the Collateral Agent pursuant to clause (a) above and requesting that the Unit Agent instruct the Collateral Agent to release the Preferred Securities related to such Units. The Unit Agent shall instruct the Collateral Agent in the form provided in Exhibit A. Upon receipt of the Eligible Collateral from the Unitholder and the instruction from the Unit Agent, the Collateral Agent shall release the Preferred Securities and shall promptly Transfer such Preferred Securities, free and clear of any lien, pledge or security interest created hereby, to the Unit Agent.

           SECTION 4.02. Reestablishment of Units. On or prior to the 32nd day immediately preceding the Purchase Date, a Holder of separated Purchase Contracts shall have the right to reestablish transferable Units consisting of the Purchase Contracts and Preferred Securities in integral multiples of 400 Units by (a) Transferring Preferred Securities to the Collateral Agent with an instruction that the Collateral Agent (i) release Eligible Collateral having a Value equal to the product of the Stated Amount and the number of related Purchase Contracts and (ii) notify the Unit Agent of the receipt of the Preferred Securities and (b) delivering the certificates evidencing the separated Purchase Contracts to the Unit Agent. Upon receipt of the Preferred Securities and the instruction from the Holder, the Collateral Agent shall release the Eligible Collateral requested by such Holder and shall promptly Transfer such Eligible Collateral, free and clear of any lien, pledge or security interest created hereby, to such Holder.

           SECTION 4.03. Termination Event. Upon receipt by the Collateral Agent of notice from the Company or the Unit Agent that there has occurred a Termination Event, the Collateral Agent shall release all Collateral from the Pledge and shall promptly Transfer any Preferred Securities to the Unit Agent and any Eligible Collateral to the Holders of the related separated Purchase Contracts, free and clear of any lien, pledge or security interest created hereby.

           SECTION 4.04. Cash Settlement. Upon receipt by the Collateral Agent of (a) notice from the Unit Agent prior to the Purchase Date that a Unitholder elects to effect a Cash Settlement with respect to some or all of such Unitholder's Purchase Contracts in accordance with the terms of the Purchase Contracts and the Unit Agreement and (b) payment by such Unitholder prior to 9:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Date, of the Purchase Price of such Purchase Contracts by certified check or wire transfer in immediately available funds payable to or upon the order of the Company, then the Collateral Agent shall, after

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payment of the Purchase Price to the Company on the Purchase
Date, release from the Pledge and promptly Transfer to the Unit Agent Preferred Securities with a principal amount equal to the product of the Stated Amount and the number of Purchase Contracts as to which such Unitholder has elected to effect a Cash Settlement. The Collateral Agent shall promptly invest any funds received from a Unitholder in connection with a Cash Settlement in overnight federal funds and pay such funds to the Company on the Purchase Date. The Collateral Agent shall distribute any funds received in respect of the interest earned from the investment in overnight Federal funds to the Unit Agent on the Purchase Date, for payment to the relevant Unitholders.

           SECTION 4.05. Return of Eligible Collateral. If at any time the Value of any Pledged Eligible Collateral exceeds the product of the Stated Amount and the number of related Purchase Contracts, the Collateral Agent shall, at the written request of the Holder of such Purchase Contracts, release and promptly Transfer such excess Eligible Collateral to such Holder, free and clear of any lien, pledge or security interest created hereby.

                            ARTICLE V

                          VOTING RIGHTS

           SECTION 5.01. Preferred Securities. The Unit Agent may exercise, or refrain from exercising, any and all voting and other consensual rights pertaining to the Pledged Preferred Securities or any part thereof for any purpose not inconsistent with the terms of this Agreement and in accordance with the terms of Section 403 of the Unit Agreement; provided, that the Unit Agent shall not exercise or, as the case may be, shall not refrain from exercising such right if, in the judgment of the Company or the Collateral Agent, such action would impair or otherwise have a material adverse effect on the value of all or any of the Pledged Preferred Securities; and provided, further, that the Unit Agent shall give the Company and the Collateral

Agent at least five days' prior written notice of the manner in which it intends to exercise, or its reasons for refraining from exercising, any such right. Upon receipt of any notices and other communications in respect of any Pledged Preferred Securities, including notice of any meeting at which holders of Preferred Securities are entitled to vote or solicitation of consents, waivers or proxies of holders of Preferred Securities, the Collateral Agent shall use reasonable efforts to send promptly to the Unit Agent such notice or communication, and as soon as reasonably practicable after receipt of a written request therefor from the Unit Agent, deliver to the Unit Agent such proxies and other instruments in respect of such Pledged Preferred Securities (in form and substance satisfactory to the Collateral Agent) as shall be so requested.

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                            ARTICLE VI

                       RIGHTS AND REMEDIES

           SECTION 6.01. Rights and Remedies of Collateral Agent.
(a) The Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code as in effect in the State of New York (the "Code") (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted.

           (b) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent, in the event the Collateral Agent is unable to make payments to the Company on account of the principal of any Pledged Eligible Collateral as provided in Section 3.01(a) hereof in satisfaction of the obligations of the Holder under the related separated Purchase Contracts, the Collateral Agent shall have and may exercise, with reference to such Pledged Eligible Collateral and such obligations of such Holder, any and all of the rights and remedies available to a secured party under the Code after default by a debtor, and as otherwise granted herein or under any other law.

           (c) Without limiting any rights or powers otherwise granted by this Agreement to the Collateral Agent, the Collateral Agent is hereby irrevocably authorized to receive and collect all payments of (i) the Stated Amount of, or cash distributions on, the Pledged Preferred Securities or (ii) the principal of, or interest on, the Pledged Eligible Collateral, subject, in each case, to the provisions of Section 3.01(a) hereof.

           (d) The Unit Agent and each Unitholder, in the event

such Unitholder becomes the Holder of a separated Purchase Contract, agrees that, from time to time, upon the written request of the Collateral Agent, the Unit Agent or such Holder shall execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order to maintain the Pledge, and the perfection and priority thereof, and to confirm the rights of the Collateral Agent hereunder. The Unit Agent shall have no liability to any Holder for executing any documents or taking any such acts requested by the Collateral Agent hereunder, except for liability for its own negligent act, its own negligent failure to act or its own willful misconduct.

           SECTION 6.02.  Collateral Settlement.  (a)  Upon
receipt by the Collateral Agent of an instruction from the Unit
Agent prior to the Purchase Date to effect a Collateral

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Settlement with respect to some or all of a Unitholder's Purchase
Contracts in accordance with the terms of the Purchase Contracts and the Unit Agreement, the Collateral Agent shall, by 10:00 a.m., New York City time, on the Business Day immediately preceding the Purchase Date, present the related Preferred Securities to the Property Trustee for repayment at the Repayment Price and apply an amount equal to the product of the Stated Amount and the number of related Purchase Contracts to the settlement of such Purchase Contracts. The Collateral Agent shall promptly invest any funds received in respect of the repayment of the Pledged Preferred Securities in overnight federal funds and pay such funds to the Company on the Purchase Date. The
Collateral Agent shall distribute any funds received (a) in excess of the aggregate Purchase Price of the Purchase Contracts being settled thereby or (b) in respect of the interest earned from the investment in overnight federal funds to the Unit Agent on the Purchase Date, for payment to the relevant Unitholders.

           In the event the Collateral Agent does not receive any instruction from the Unit Agent to effect a Collateral Settlement with respect to any Purchase Contract, and a Unitholder has not made an effective Cash Settlement of such Purchase Contract, the Collateral Agent shall settle such Purchase Contract in the manner provided in this Section 6.02(a).

           (b) Without receiving any instruction from the Holder of separated Purchase Contracts, the Collateral Agent shall automatically apply the proceeds of the related Eligible Collateral to the settlement of such Purchase Contracts on the Purchase Date. During the 30 days immediately prior to the Purchase Date, the Collateral Agent shall reinvest any maturing Eligible Collateral in instruments maturing no later than the Business Day immediately prior to the Purchase Date. On the Business Day immediately prior to the Purchase Date, the

Collateral Agent shall invest the maturing Eligible Collateral in overnight federal funds and pay such funds to the Company on the Purchase Date.

           In the event the sum of the proceeds from the related Eligible Collateral and the interest earned from the investment in overnight federal funds is in excess of the aggregate Purchase Price of the Purchase Contracts being settled thereby, the Collateral Agent shall distribute such excess to the Holder of the related Purchase Contracts on the Purchase Date.

           (c) If, when the Collateral Agent presents any Preferred Securities for repayment in connection with the settlement of the related Purchase Contracts, such Preferred Securities are not repaid in accordance with their terms (a "Put Default"), and such Put Default shall continue for more than two Business Days (the "Extension Period"), (i) if the Purchase Date

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is an Early Purchase Date, the Collateral Agent shall (A)
promptly return any payments deposited by Unitholders to effect a Cash Settlement to the Unit Agent and (B) reinvest any proceeds received from Pledged Eligible Collateral in accordance with the written instructions of the Holder of the related Purchase Contracts or, in the absence of such instructions, to the extent possible, in the same type or types of Eligible Collateral originally deposited with the Collateral Agent and (ii) if the Purchase Date is the Stated Purchase Date, a Termination Event will be deemed to have occurred under the Unit Agreement and upon receipt of notice from the Company or the Unit Agent of such Termination Event, the Collateral Agent shall release any Preferred Securities to the Unit Agent and any Eligible Collateral to the Holder of the related separated Purchase Contracts as provided in Section 4.03 hereof. During any Extension Period and until settlement on the Delayed Purchase Date, if any, the Collateral Agent shall invest any payments deposited to effect a Cash Settlement and any proceeds received from Pledged Eligible Collateral or any repaid Preferred Securities in overnight federal funds.

           SECTION 6.03. Tax Event, Investment Company Event, etc. (a) In the event the Collateral Agent receives Subordinated Debt Securities in respect of Pledged Preferred Securities upon the occurrence of a Tax Event, Investment Company Event, Optional Distribution or liquidation of the Trust, the Collateral Agent shall hold the Subordinated Debt Securities to secure the obligations to purchase Depositary Shares under the related Purchase Contracts. Thereafter, the Collateral Agent shall have such rights and obligations with respect to the Subordinated Debt Securities that it had in respect of the Pledged Preferred Securities as provided in Articles III, IV, V and VI hereof.


           (b) In the event the Collateral Agent receives cash distributions in respect of Pledged Preferred Securities upon the redemption of the Subordinated Debt Securities at the option of the Company, including as the result of a Tax Event, or receives cash distributions or other property upon a Liquidation Distribution in connection with a liquidation of the Trust in accordance with the terms of the Declaration, a Termination Event will be deemed to have occurred under the Unit Agreement and upon receipt of notice from the Company or the Unit Agent of such Termination Event, the Collateral Agent shall distribute such cash distribution or other property to the Unit Agent and shall release any Eligible Collateral to the Holders of the separated Purchase Contracts as provided in Section 4.03 hereof.

                           ARTICLE VII

             REPRESENTATIONS, WARRANTIES AND COVENANTS

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           SECTION 7.01. Representations and Warranties. The
Holders from time to time, acting through the Unit Agent as their attorney-in-fact (it being understood that the Unit Agent shall not be liable for any representation or warranty made by or on behalf of a Holder), hereby represent and warrant to the Collateral Agent, which representations and warranties shall be deemed repeated on each day a Holder Transfers Collateral that:

           (a) such Holder has the power to grant a security interest in and lien on the Collateral;

           (b) such Holder is the sole beneficial owner of the Collateral and, in the case of Collateral delivered in physical form, is the sole holder of such Collateral and is the sole beneficial owner of, or has the right to Transfer, the Collateral it Transfers to the Collateral Agent, free and clear of any security interest, lien, encumbrance, calls, liabilities to pay money or other restrictions other than the security interest and lien granted under Section 2.01 hereof;

           (c) upon the Transfer of the Collateral to the Collateral Agent, the Collateral Agent will have a valid and perfected first priority security interest therein (assuming that any central clearing operation or any Intermediary or other entity not within the control of the Holder involved in the Transfer of the Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and


           (d) the execution and performance by the Holder of its obligations under this Agreement will not result in the creation of any security interest, lien or other encumbrance on the Collateral other than the security interest and lien granted under Section
                2.01 hereof or violate any provision of any existing law or regulation applicable to it or of any mortgage, charge, pledge, indenture, contract or undertaking to which it is a party or which is binding on it or any of its assets.

           SECTION 7.02. Covenants. The Holders from time to time, acting through the Unit Agent as their attorney-in-fact (it being understood that the Unit Agent shall not be liable for any covenant made by or on behalf of a Holder), hereby covenant to the Collateral Agent that for so long as the Collateral remains subject to the Pledge:

           (a) such Holders will not create or purport to create or allow to subsist any mortgage, charge, lien, pledge or any other security interest whatsoever over the Collateral or any part of it; and

           (b)  such Holders will not sell or otherwise dispose
                (or attempt to dispose) of the Collateral or any part of it.

                           ARTICLE VIII

                       THE COLLATERAL AGENT

           The Collateral Agent and the Company hereby agree between themselves as follows (it being understood and agreed that neither the Unit Agent nor any Holder shall have any rights under this Article VIII):

           SECTION 8.01. Appointment, Powers and Immunities. The Collateral Agent shall act as agent for the Company hereunder with such powers as are specifically vested in the Collateral Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Collateral
Agent: (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be inferred from this Agreement against the Collateral Agent, nor shall the Collateral Agent have any fiduciary duty hereunder, nor shall the Collateral Agent be bound by the provisions of any agreement by any party hereto beyond the specific terms hereof; (b) shall not be responsible for any recitals contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by it under, this Agreement, the Units or the Unit Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (other than as against the Collateral Agent), the Units or the Unit Agreement or any other document referred to or provided for herein or therein or for any failure by the Company or any other Person (except the Collateral Agent) to perform any of its obligations hereunder or thereunder;
(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder (except pursuant to directions furnished under Section 8.02 hereof); (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith or therewith, except for its own negligence; and (e) shall not be required to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder. Subject to the foregoing, during the term of this Agreement the Collateral Agent shall take all reasonable action in connection with the safe keeping and preservation of the Collateral hereunder.

           No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. In no event shall the Collateral Agent be liable for any amount in excess of the Value of the Collateral.

           SECTION 8.02. Instructions of the Company. The Company shall have the right, by one or more instruments in writing executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any proceeding for any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or to direct the taking or refraining from taking of any action authorized by this Agreement; provided, however, that (i) such direction shall not conflict with the provisions of any law or of this Agreement and
(ii) the Collateral Agent shall be adequately indemnified as provided herein. Nothing in this Section 8.02 shall impair the right of the Collateral Agent in its discretion to take any action or omit to take any action which it deems proper and which is not inconsistent with such direction.

           SECTION 8.03. Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely upon any certification, order, judgment, opinion, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (without being required to determine the correctness of any fact stated therein), and upon advice and statements of legal counsel and other experts selected by the Collateral Agent. As to any matters not expressly provided for by this Agreement, the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Company in accordance with this Agreement.

           SECTION 8.04. Rights in Other Capacities. The Collateral Agent and its affiliates may (without having to account therefor to the Company) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Unit Agent and any Holder (and any of their subsidiaries or affiliates) as if it were not acting as the Collateral Agent, and the Collateral Agent and its affiliates may accept fees and other consideration from the Unit Agent and any Holder (and shall accept such fees from a Holder in the case of its services as Collateral Agent in connection with any Eligible Collateral) without having to account for the same to the Company, provided that the Collateral Agent covenants and agrees with the Company that the Collateral Agent shall not accept, receive or permit there to be created in its favor any security interest, lien or other encumbrance of any kind in or upon the Collateral.

           SECTION 8.05. Non-Reliance on Collateral Agent. The Collateral Agent shall not be required to keep itself informed as to the performance or observance by the Unit Agent or any Holder of this Agreement, the Unit Agreement, the Units or any other document referred to or provided for herein or therein or to inspect the properties or books of the Unit Agent or any Holder. The Collateral Agent shall not have any duty or responsibility to provide the Company with any credit or other information concerning the affairs, financial condition or business of the Unit Agent or any Holder (or any of their affiliates) that may come into the possession of the Collateral Agent or any of its affiliates.

           SECTION 8.06. Compensation and Indemnity. The Company agrees: (i) to pay the Collateral Agent from time to time such compensation as shall be agreed in writing between the Company and the Collateral Agent for all services rendered by it hereunder and (ii) to indemnify the Collateral Agent for, and to hold it harmless against, any and all loss, damage, claim, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of its powers and duties under this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of such powers and duties; provided, however, that the Company shall not be responsible for any such fees or expenses of the Collateral Agent for its services as Collateral Agent for any Eligible Collateral.


           SECTION 8.07. Failure to Act. In the event of any ambiguity in the provisions of this Agreement or any dispute between or conflicting claims by or among the undersigned and/or any other person or entity with respect to any funds or property deposited hereunder, the Collateral Agent shall be entitled, at its sole option, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Collateral Agent shall not be or become liable in any way to any of the undersigned for its failure or refusal to comply with such conflicting claims, demands or instructions. The Collateral Agent shall be entitled to refuse to act until either (i) such conflicting or adverse claims or demands shall have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing, satisfactory to the Collateral Agent or (ii) the Collateral Agent shall have received security or an indemnity satisfactory to the Collateral Agent sufficient to save the Collateral Agent harmless from and against any and all loss, liability, damage, claim or expense which the Collateral Agent may incur by reason of its acting. The Collateral Agent may in addition elect to commence an interpleader action or seek other judicial relief or orders as the Collateral Agent may deem necessary. Notwithstanding anything contained herein to the contrary, the Collateral Agent shall not be required to take any action that is in its opinion contrary to law or to the terms of this Agreement, or which would in its opinion subject it or any of its officers, employees or directors to liability.

           SECTION 8.08. Resignation of Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided below, (a) the Collateral Agent may resign at any time by giving notice thereof to the Company, the Unit Agent and any Holders of separated Purchase Contracts, (b) the Collateral Agent may be removed at any time by the Company and (c) if the Collateral Agent fails to perform any of its material obligations hereunder in any material respect for a period of not less than 20 days after receiving notice of such failure by the Unit Agent and such failure shall be continuing, the Collateral Agent may be removed by the Unit Agent at the direction of the Holders of not less than a majority of the combined number of Outstanding Units and separated Purchase Contracts voting together as one class, by Act of said Holders delivered to the Unit Agent. The Unit Agent shall promptly notify the Company of any removal of the Collateral Agent pursuant to clause (c) of the immediately preceding sentence. Upon any such resignation or removal, the Company shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Collateral Agent's giving of notice of resignation or such removal, then the retiring Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. The Collateral Agent shall be a bank which has an office in New York, New York with a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall, upon payment of all amounts owed to it hereunder, take all appropriate action to transfer any money and property held by it hereunder (including the Collateral) to such successor Collateral Agent. The retiring Collateral Agent shall, upon such succession, be discharged from its duties and obligations as Collateral Agent hereunder. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

           Promptly following the removal or resignation of the Collateral Agent the Company shall give written notice thereof to Moody's Investors Services, Inc.

           SECTION 8.09. Right to Appoint Agent or Advisor. The Collateral Agent shall have the right to appoint agents or advisors (including counsel of its selection) in connection with any of its duties hereunder, and the Collateral Agent shall not be liable for any action taken or omitted by, or in reliance upon the advice of, such agents or advisors selected in good faith. The appointment of agents pursuant to this Section 8.09 shall be subject to the prior consent of the Company, which consent shall not be unreasonably withheld.

           The provisions of this Article VIII shall survive termination of this Agreement and the resignation or removal of the Collateral Agent.

                            ARTICLE IX

                           MODIFICATION

           SECTION 9.01. Modification Without Consent of Holders. Without the consent of any Holders, the Company, the Collateral Agent and the Unit Agent, at any time and from time to time, may modify this Agreement, in form satisfactory to the Company, the Collateral Agent and the Unit Agent, for any of the following purposes:


           (a) to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company; or

           (b) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or

           (c) to evidence and provide for the acceptance of appointment hereunder by a successor Collateral Agent or Unit
Agent; or

           (d) to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other such provisions herein, or to make any other provisions with respect to such matters or questions arising under this Agreement, provided such action shall not adversely affect the interests of the Holders.

           SECTION 9.02. Modification With Consent of Holders. With the consent of the Holders of not less than 66 2/3% of the combined number of the Units and separated Purchase Contracts at the time Outstanding voting together as one class, by Act of said Holders delivered to the Company, the Unit Agent and the Collateral Agent, the Company, when authorized by a Board Resolution, the Unit Agent and the Collateral Agent may modify in any manner the terms of this Agreement or the rights of the

Holders in respect of the Units; provided, however, that no such modification shall, without the consent of the Holder of each Outstanding Unit or separated Purchase Contract affected thereby:

           (a) increase the amount or decrease the types of Collateral required to be pledged to secure a Holder's obligations under a Purchase Contract, impair the right of the Holder of any Purchase Contract to receive distributions on the related Collateral or otherwise adversely affect the Holder's rights in or to such Collateral; or

           (b) otherwise effect any action that would require the consent of the Holder of each Outstanding Unit or separated
Purchase Contract affected thereby pursuant to the Unit Agreement if such action were effected by an agreement supplemental thereto; or

           (c) reduce the percentage of Outstanding Units and separated Purchase Contracts, the consent of whose Holders is required for any such modification or amendment; or

           (d) materially and adversely alter the rights of the holders of Preferred Securities.


           It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed amendment or modification, but it shall be sufficient if such Act shall approve the substance thereof.

           SECTION 9.03. Execution of Amendments. In executing any amendment permitted by this Section, the Collateral Agent and the Unit Agent shall be entitled to receive and (subject to Section 8.03 hereof, with respect to the Collateral Agent, and
Section 703 of the Unit Agreement, with respect to the Unit Agent) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent, if any, to the execution and delivery of such amendment have been satisfied. Each of the Unit Agent and the Collateral Agent may refuse to sign any amendment that adversely affects its rights or duties hereunder.

           SECTION 9.04. Effect of Amendments. Upon the execution of any amendment under this Section, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Holder of Certificates theretofore or thereafter authenticated, executed on behalf of the Holders and delivered under the Unit Agreement shall be bound thereby.

           SECTION 9.05. Reference to Amendments. Certificates authenticated, executed on behalf of the Holders and delivered after the execution of any amendment pursuant to this Section may, and shall if required by the Collateral Agent or the Unit Agent, bear a notation in form approved by the Unit Agent and the Collateral Agent as to any matter provided for in such amendment. If the Company shall so determine, new Certificates so modified as to conform, in the opinion of the Collateral Agent, the Unit Agent and the Company, to any such amendment may be prepared and executed by the Company and authenticated, executed on behalf of the Holders and delivered by the Unit Agent in accordance with the Unit Agreement in exchange for Outstanding Certificates.

                            ARTICLE X

                          MISCELLANEOUS

           SECTION 10.01. No Waiver. No failure on the part of the Collateral Agent or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

           SECTION 10.02. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. The Company, the Collateral Agent and the Holders from time to time, acting through the Unit Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent and the Holders from time to time, acting through the Unit Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

           SECTION 10.03. Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient, if to the Company, at Seven World Trade Center, New York, New York 10048, Attention: ; if to the Unit Agent, at 450 West 33rd Street, 15th Floor, New

York, New York 10001, Attention: Corporate Trustee Administration Department; if to the Collateral Agent at 101 Barclay Street, Floor 21 West, New York, New York 10286, Attention: Corporate Trust Trustee Administration; and if to a Holder of separated Purchase Contracts, at the address provided by such Holder in writing to the Collateral Agent or the address set forth in the register of separated Purchase Contracts maintained by the Unit Agent; or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

           SECTION 10.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Collateral Agent, the

Unit Agent and any Holder of separated Purchase Contracts, and the Holders from time to time, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Unit Agent.

           SECTION 10.05. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

           SECTION 10.06. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

           SECTION 10.07. Expenses, etc. The Company agrees to reimburse the Collateral Agent for: (a) all reasonable out-of-pocket costs and expenses of the Collateral Agent (including, without limitation, the reasonable fees and expenses of counsel to the Collateral Agent), in connection with (i) the negotiation, preparation, execution and delivery or performance of this Agreement and (ii) any modification, supplement or waiver of any of the terms of this Agreement; (b) all reasonable costs and expenses of the Collateral Agent (including, without limitation, reasonable fees and expenses of counsel) in connection with (i) any enforcement or proceedings resulting or incurred in connection with causing any Unitholder to satisfy its obligations under the Purchase Contracts forming a part of the Units and (ii) the enforcement of this Section 10.07; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby.

           Holders of separated Purchase Contracts shall be responsible for all fees and expenses payable to the Collateral
Agent for its services as Collateral Agent for the Eligible
Collateral.

           SECTION 10.08. Security Interest Absolute. All rights

of the Collateral Agent and security interests hereunder, and all obligations of the Holders from time to time hereunder, shall be absolute and unconditional irrespective of:

           (a) any lack of validity or enforceability of any provision of the Purchase Contracts or the Units or any other agreement or instrument relating thereto;

           (b) any change in the time, manner or place of payment of, or any other term of, or any increase in the amount of, all or any of the obligations of Holders under the related Purchase Contracts, or any other amendment or waiver of any term of, or any consent to any departure from any requirement of, the Unit Agreement or any Purchase Contract or any other agreement or instrument relating thereto; or

           (c) any other circumstance which might otherwise constitute a defense available to, or discharge of, a borrower, a guarantor or a pledgor.

           SECTION 10.09. Limitation of Liability of Unit Agent. For all purposes of this Agreement, in the performance of its duties or obligations hereunder, the Unit Agent shall be subject to, and entitled to the benefits of, the terms and provisions of Article Seven of the Unit Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               SALOMON INC


                               By:________________________________
                               Name:
                               Title:




                               CHEMICAL BANK,
                               as Unit Agent and as
                               attorney-in-fact of the Holders
                               from time to time


                               By:________________________________
                               Name:
                               Title:



                               THE BANK OF NEW YORK,
                               as Collateral Agent


                               By:________________________________
                               Name:
                               Title:

                                                         EXHIBIT A

                 INSTRUCTION TO COLLATERAL AGENT

The Bank of New York
101 Barclay Street
Floor 21 West
New York, New York  10286
Attention:  Corporate Trust Trustee Administration

           Re: % Trust Preferred StockSM (TRUPSSM) Units (the "Units") consisting of % Preferred Securities (the "Preferred Securities") of SI Financing Trust I and Purchase Contracts (the "Purchase Contracts") of Salomon Inc (the "Company")

           Chemical Bank (the "Unit Agent") hereby notifies you (the "Collateral Agent"), with reference to the Pledge Agreement dated as of June , 1996 (the "Pledge Agreement"; any capitalized term used herein and not defined shall have its respective meaning set forth in the Pledge Agreement) among the Company, the Collateral Agent and the Unit Agent, as unit agent and as attorney-in-fact of the Holders from time to time, pursuant to which the Unit Agent, on behalf of such Holders, has pledged the Preferred Securities constituting part of the Units as security for such Holders' obligations under the related Purchase Contracts, that [Unitholder] (the "Unitholder") has elected to separate Preferred Securities from the related Purchase Contracts under the Pledge Agreement and has delivered
      Units to the Unit Agent, together with a notice stating that the Unitholder has Transferred Eligible Collateral to the Collateral Agent. The Unit Agent hereby instructs the Collateral Agent, upon receipt of such Eligible Collateral, to release the Preferred Securities related to such Units to the Unitholder in accordance with the Unitholder's instructions.


           IN WITNESS WHEREOF, the undersigned, on behalf of the
Unit Agent, has executed and delivered this Instruction as of the
       day of              ,        .


                               CHEMICAL BANK


                               By:_________________________________
                               Name:
                               Title:

                               A-1